Exhibit 5.1

[Harman Letterhead]

March 2, 2015

Harman International Industries, Incorporated

400 Atlantic Street, Suite 1500

Stamford, Connecticut 06901

Re:	Harman International Industries, Incorporated

Registration Statement on Form S-3

Ladies and Gentlemen:

I, Todd A. Suko, am the Executive Vice President and General Counsel of Harman International Industries, Incorporated, a Delaware corporation (the “Company”). I am delivering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale by certain selling stockholders of the Company named in the Registration Statement of up to 839,673 shares of the Company’s common stock, par value $0.01 per share (the “Secondary Shares”). The Secondary Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, I, or members of my staff, have (i) examined such corporate records and other documents (including the Company’s Restated Certificate of Incorporation and Bylaws as currently in effect and the Registration Statement and the exhibits thereto), and have reviewed such matters of law, as we have deemed necessary or appropriate and (ii) assumed the genuineness of all signatures or instruments relied upon by us, the legal capacity of all natural persons and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

I am a member of the bar of the District of Columbia, and the opinions expressed in this letter are limited to the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that the Secondary Shares are duly authorized, validly issued, fully paid and non-assessable.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Todd A. Suko

Todd A. Suko
Executive Vice President and General Counsel